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                                                                      EXHIBIT 21

                SUBSIDIARIES OF HOLLEY PERFORMANCE PRODUCTS INC.



                                                          Jurisdiction of
             Name                                          Incorporation
----------------------------------                        ---------------

Holley Performance Systems, Inc.                             Delaware

Weiand Automotive Industries, Inc.                           California

Lunati Cams, Inc.                                            Tennessee

LMT Motor Sports Corporation                                 Mississippi

Lunati & Taylor Pistons                                      Mississippi

Hooker Industries, Inc.                                      California

Biggs Manufacturing, Inc.                                    Arizona

Nitrous Oxide Systems, Inc.                                  California

Earl's Supply Company, Inc.                                  California